UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 21, 2004
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 12. Results of Operations and Financial Condition.
On July 21, 2004 the registrant issued the following press release announcing financial results for the second quarter and first six months of 2004.
CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Cara O'Brien/Melissa Myron/Lila Sharifian 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS SECOND QUARTER RESULTS
Lincoln, RI - July 21, 2004 - A.T. Cross Company (AMEX: ATX) today announced financial results for the second quarter ended July 3, 2004.

Second Quarter Results
Net sales were $29.1 million compared to $29.5 million in the second quarter of 2003. Global writing instrument and accessory revenue was $24.3 million compared to $26.3 million in the same period last year. A strong performance from international markets in the quarter was more than offset by a significant decline in U.S. national accounts. Several factors adversely impacted the Company's sales to this channel, including the implementation of tighter inventory controls by these accounts. Costa Del Mar contributed $4.8 million in net sales for the quarter compared to $3.2 million in the prior year quarter. Costa Del Mar was acquired on April 21, 2003.

Gross margin was 50.3%, flat with the comparable period last year. Selling, general and administrative expenses were $13.9 million compared to $13.9 million in the year-ago period reflecting a 3% decline in writing instrument and accessory expense levels offset by the inclusion of Costa Del Mar for a full quarter. As part of its previously announced restructuring plan, the Company recorded a pre-tax restructuring charge of $0.4 million for costs associated with global reorganization efforts in the quarter that were primarily focused on the EMEA (Europe, Middle East & Africa) region.

On a reported basis, net loss was $0.9 million, or $0.06 per share. Net income in the prior year quarter was $0.5 million, or $0.03 per share, which included an after-tax gain of approximately $0.7 million, or $0.04 per share, due to the sale of the Company's former Irish facility. On a comparable basis, which excludes non-recurring items, the net loss for the second quarter of 2004 was $0.6 million, or $0.04 per share compared to a loss of $0.2 million, or $0.01 per share for the prior year quarter. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) results.

David G. Whalen, President and Chief Executive Officer of A.T. Cross, commented, "Though the second quarter proved challenging for us, we made a good deal of progress in many areas of our business. We increased sales in our international business, specifically in the EMEA and Asia Pacific regions, by 25% overall, and 17% on a constant dollar basis. Costa Del Mar continued to perform very well as evidenced by its $4.8 million revenue contribution during its seasonally strongest quarter, and we are pleased with the performance of Verve, our newest quality writing instrument. Finally, our new direct sales force in the West and East regions of the United States has done an excellent job and we look forward to its continued contribution."

"In addition to driving efforts to expand the top line, we continued to advance our 'Cross into the Future' corporate reorganization program. As part of this effort, we substantially completed our EMEA restructuring plan and our manufacturing initiative continued to move forward." Mr. Whalen added.

Six-Month Results
Net sales increased 4.7% to $58.4 million from $55.7 million last year. On a reported basis, the net loss was $1.6 million, or $0.11 per share. This compares to net income of $0.6 million, or $0.04 per share, in the same period last year. On a comparable basis, which excludes non-recurring items, the net loss was $1.3 million, or $0.09 per share, compared to a loss of $43,000, for the prior year period. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) results.

Mr. Whalen concluded, "Looking ahead, we plan to build on the improvements made in the first half of the year and address the challenges that have been presented. We are currently preparing for our upcoming key writing instrument and accessories selling period and are encouraged by the holiday programs we have secured thus far. That said, we continue to expect improvement in reported annual profitability. However, given softer than anticipated sales in the second quarter, we now expect annual consolidated revenue to increase in the mid single digit range."

Conference Call
The Company's management will host a conference call tomorrow, July 22, 2004, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on July 22, 2004 through July 29, 2004 at 1-877-519-4471 or 973-341-3080, pin number 4978525.

Non-GAAP Measures
This release contains comparable basis (non-GAAP) measures of net (loss) income and (loss) earnings per share that are included as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net (loss) income or (loss) earnings per share prepared in accordance with GAAP.

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the strength of international markets, the anticipated and continuing benefits of the direct sales force in the United States, the impact of new writing instrument products, in particular, Verve, the anticipated performance of Costa Del Mar, the anticipated success of holiday programs with office superstores, and the anticipated financial and operational benefits from restructuring). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the uncertainty of foreign markets, the difficulty in preserving and maintaining the benefits of cost reduction programs, consumers' reaction to the Company's existing and new writing instrument products, the continued expansion for Costa del Mar, and the ability of the new sales rep structure to continue to deliver improved results, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 21, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Six Months Ended
		July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

	Net sales	$ 29,115	$ 29,519	$ 58,387	$ 55,745
	Cost of goods sold	14,476	14,667	27,841	27,751
	Gross Profit	14,639	14,852	30,546	27,994
	Selling, general and administrative expenses	13,940	13,851	28,741	25,713
	Research and development expenses	444	509	952	1,057
	Service and distribution costs	1,028	742	1,984	1,325
	Restructuring charges	383	-	1,523	-
	Gain on disposition of asset held for sale	-	(1,011)	-	(1,011)
	Operating (Loss) Income	(1,156)	761	(2,654)	910
	Interest and other (expense) income	(205)	(49)	210	34
	(Loss) Income from Operations Before Income Taxes	(1,361)	712	(2,444)	944
	Income tax (benefit) expense	(476)	249	(855)	330
	Net (Loss) Income	$ (885)	$ 463	$ (1,589)	$ 614

	Basic and diluted (loss) earnings per share	$ (0.06)	$ 0.03	$ (0.11)	$ 0.04

	Weighted average shares outstanding	15,004	15,085	14,991	15,193

		Three Months Ended		Six Months Ended
	Reconciliation of GAAP and "comparable basis" net	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
	(loss) income and (loss) earnings per share
	GAAP net (loss) income	$ (885)	$ 463	$ (1,589)	$ 614
	Adjustments:
	Restructuring charges	249	-	990	-
	Property tax settlement	-	-	(704)	-
	Gain on disposition of asset held for sale	-	(657)	-	(657)
	Comparable-basis net (loss) income	$ (636)	$ (194)	$ (1,303)	$ (43)

	Comparable-basis (loss) earnings per share	$ (0.04)	$ (0.01)	$ (0.09)	$ -

		Three Months Ended		Six Months Ended
		July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 24,293	$ 26,289	$ 49,981	$ 52,515
	Operating (Loss) Income	(2,082)	(13)	(3,795)	136
	Interest and Other (Expense) Income	(203)	(47)	210	36
(Loss) Income from Operations Before Income Taxes		(2,285)	(60)	(3,585)	172

Segment Data:	Optical
	Net Sales	$ 4,822	$ 3,230	$ 8,406	$ 3,230
	Operating Income	926	774	1,141	774
	Interest and Other (Expense) Income	(2)	(2)	-	(2)
	Income from Operations Before Income Taxes	924	772	1,141	772

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Writing Instruments & Accessories Sales Data:
Americas	$ 11,779	$ 15,489	$ 23,850	$ 28,509
Europe, Middle East and Africa	7,955	6,724	15,768	13,618
Asia Pacific	3,919	2,811	9,141	7,494
OEM	546	1,265	1,128	2,894
Cross Retail Ventures	94	-	94	-
Total Net Sales	$ 24,293	$ 26,289	$ 49,981	$ 52,515

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
	July 3, 2004	June 28, 2003
Assets
Cash, cash equivalents and short-term investments	$ 15,264	$ 19,350
Accounts receivable	21,923	19,433
Inventories	21,011	18,516
Deferred income taxes	4,469	4,899
Other current assets	7,649	6,531
Total Current Assets	70,316	68,729

Property, plant and equipment, net	24,632	26,230
Goodwill	7,408	7,311
Intangibles and other assets	5,146	5,092
Deferred income taxes	2,667	2,589

Total Assets	$ 110,169	$ 109,951

Liabilities and Shareholders' Equity
Line of credit	$ 2,000	$ 1,272
Current maturities of long-term debt	1,350	1,350
Other current liabilities	26,840	25,893
Total Current Liabilities	30,190	28,515

Long-term debt, less current maturities	6,188	7,538
Accrued warranty costs	1,952	2,004
Shareholders' equity	71,839	71,894

Total Liabilities and Shareholders' Equity	$ 110,169	$ 109,951

For information at A. T. Cross contact:
John T. Ruggieri
Senior Vice President and Chief Financial Officer
(401) 335-8470
jruggieri@cross.com
	4890-2Q-04

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: July 21, 2004	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer